EXHIBIT 10. 36

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of December 21, 2005 (the “Effective Date”) by and between EXELIXIS, INC., a Delaware corporation with offices at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083, X-Ceptor Therapeutics, Inc., a Delaware corporation and wholly owned subsidiary of Exelixis with offices at 4757 Nexus Centre Drive, San Diego, California 92121 and any other existing Affiliates of Exelixis (collectively, “Exelixis”), on the one hand, and WYETH, acting through its WYETH PHARMACEUTICALS DIVISION, a Delaware corporation with offices at 500 Arcola Road, Collegeville, PA 19426 and its Affiliates (collectively, “Wyeth”) on the other hand. Exelixis and Wyeth are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A. Wyeth is a multinational health care company that has expertise and capability in developing and marketing human pharmaceuticals and has research and development programs.

B. Exelixis is a drug discovery company that has expertise and proprietary technology relating to compounds that modulate the Farnesoid X Receptor.

C. Based on the terms and conditions set forth below, Exelixis desires to grant to Wyeth, and Wyeth desires to receive, a license and other tangible assets to research, develop, manufacture and commercialize products incorporating compounds that modulate the Farnesoid X Receptor.

NOW THEREFORE, Exelixis and Wyeth agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) shall have the following meaning set forth in this Article 1, or, if not listed in this Article 1, the meaning as designated in the text of this Agreement.

1.1 “Additional Know-How” means any Information, whether or not patentable, that:

(a) (i) was Controlled by Exelixis or its Affiliates [ * ], and (ii) is [ * ]; or

(b) (i) was not Controlled by Exelixis or its Affiliates [ * ] but becomes owned and Controlled by Exelixis or its Affiliates [ * ], and (ii) is [ * ].

Notwithstanding the foregoing, Additional Know-How does not include Licensed Compound Know-How or any Know-How that becomes Controlled by Exelixis or its Affiliates as a result of [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.2 “Additional Patent Right” means any Patent that:

(a) (i) was Controlled by Exelixis or its Affiliates [ * ], and (ii) claims [ * ]; and

(b) (i) was not Controlled by Exelixis or its Affiliates [ * ] but becomes owned and Controlled by Exelixis or its Affiliates [ * ], and (ii) is [ * ].

Notwithstanding the foregoing, Additional Patent Rights do not include any Joint Patent Rights, any Licensed Compound Patent Rights or any Patent that becomes Controlled by Exelixis or its Affiliates as a result of a [ * ].

1.3 “Affiliate” means, with respect to any Person or entity, any other Person or entity which controls, is controlled by or is under common control with such Person or entity. A Person or entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.4 “Agreement Derivative” means:

(a) any Derivative: (i) which contains or comprises [ * ]; and (ii) either: (A) [ * ], or (B) [ * ]; and

(b) any [ * ].

1.5 “Agreement Product” means: (a) any Product which comprises or contains at least one (i) Existing Compound or (ii) Agreement Derivative; or (b) any Product which comprises or contains at least one [ * ] and has [ * ].

1.6 “Applicable Net Sales” means net sales of any Product by Exelixis, its Affiliates and Exelixis Sublicensees pursuant to the license granted by Wyeth in Section 9.4(a)(iii) and as determined on the same basis as Net Sales, substituting Exelixis for Wyeth.

1.7 “[ * ] Scaffold” means any scaffold that is: (a) [ * ]; and (b) [ * ].

1.8 “Change of Control” shall mean a transaction in which Exelixis: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b)(i) merges or consolidates with any other entity (other than an Affiliate of Exelixis); or (ii) effects any other transaction or series of transactions; in each case of clause (i) or (ii), such that the stockholders of Exelixis immediately prior thereto, in the aggregate, no longer own, directly or

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions.

1.9 “Commercialize” or “Commercialization” means all activities that are undertaken after Regulatory Approval of a Drug Approval Application for a particular product and that relate to the commercial marketing and sale of such product including advertising, marketing, promotion, distribution, and post-approval clinical studies.

1.10 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any Party with respect to any objective, those reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any objective relating to the Development and/or Commercialization of a product by any Party, “Commercially Reasonable Efforts” shall mean those efforts and resources normally used by such Party with respect to a product owned by such Party or to which such Party has similar rights, which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors. Notwithstanding the foregoing, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, such Party shall not be deemed to have failed to use its Commercially Reasonable Efforts in performing such obligations.

1.11 “Control” or “Controlled” means, with respect to Information or intellectual property rights, that the Party named as having Control owns such Information or intellectual property rights, or otherwise possesses the ability to grant a license, sublicense or other rights under or with respect to such Information or intellectual property rights, without violating the terms of any Control Limitation Agreement to which such Party is a party.

1.12 “Control Limitation Agreement” means any agreement or arrangement between a Party and a Third Party which limits the ownership rights of the Party with respect to, or limits the ability of the Party to grant a license, sublicense or other rights under or with respect to, any intellectual property.

1.13 “Covered Compounds” means, on a country-by-country basis, any Licensed Compound whose manufacture, use or sale in such country would, but for the license rights granted by Exelixis to Wyeth under this Agreement, infringe a Valid Claim in [ * ].

1.14 “Covered Product” means any Agreement Product that contains or comprises one or more Covered Compounds.

1.15 “Derivative” means:

(a) any compound which: [ * ]; and

(b) [ * ] of any such compound;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.16 “Develop” or “Development” means non-clinical and clinical research and development activities, including toxicology, pharmacology and other discovery efforts, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), regulatory affairs, pharmacovigilance and Regulatory Approval and clinical study regulatory activities (including regulatory activities directed to obtaining pricing and reimbursement approvals).

1.17 “Development Track Baseline Criteria” means the criteria set forth in Exhibit 1.17, or [ * ].

1.18 “Development Track Selection” means the decision by Wyeth, [ * ], to advance an Agreement Product to development track status as provided in Section 3.2 of this Agreement.

1.19 “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a product as a drug in a regulatory jurisdiction, including a NDA filed in the United States.

1.20 “EMEA” means the European Medicines Agency, a decentralized body of the European Union, or any successor agency having comparable jurisdiction.

1.21 “Exclusive” means, where used in connection with a grant of rights, exclusive even as to the Party granting such rights.

1.22 “Exelixis Agreement Scaffold” means any Exelixis Scaffold that is [ * ] scaffold. For avoidance of doubt, the [ * ] is part of the [ * ] scaffold family, and the [ * ] scaffold is part of the [ * ] scaffold family

1.23 “Exelixis Scaffold” means any [ * ] disclosed and/or claimed in any Licensed Compound Patent Right that: (a) is listed on Exhibit 1.38; (b) covers any [ * ]; or (c) issues from or claims priority to any Licensed Compound Patent Right described in (a) or (b).

1.24 “Exelixis Sublicensee” means a person, corporation, partnership or other entity, other than an Affiliate, that is granted a sublicense by Exelixis under the rights granted in Section 9.4(a)(iii).

1.25 “Existing Compounds” means: (a) all compounds listed on Exhibit 1.25; and (b) [ * ] of such compounds.

1.26 “FDA” means the United States Food and Drug Administration or any successor agency.

1.27 “First Commercial Sale” means, with respect to any product in any country or region, the first commercial sale to any Third Party of such product for end use consumption in such country or region following Regulatory Approval authorizing the marketing of such product in such country or region and, where applicable, all required Regulatory Approvals regarding pricing and reimbursement for such product in such country or region. A First Commercial Sale shall not include any product sold for use in clinical trials, for research or for other non- commercial uses, or that is supplied as part of a compassionate use or similar program.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.28 “Follow-on Compound” means any Licensed Compound that is not a Covered Compound.

1.29 “FXR” means: (a) the protein encoded by the Farnesoid X Receptor gene (for any species); and (b) all subtypes, mutants, variants and fragments thereof.

1.30 “GAAP” means the United States generally accepted accounting principles, consistently applied.

1.31 “Improvement” means any invention that: (a) [ * ]; (b) is [ * ]; and (c) is [ * ].

1.32 “IND” means an Investigational New Drug Application filed with the FDA or its equivalent in any country outside the United States.

1.33 “Information” means information, material, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, inventions, practices, methods, techniques, specifications, formulations, formulae, cell lines, cell media, knowledge, know-how, skill, experience, manufacturing materials, financial data, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, quality assurance data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.34 “Joint Patent Rights” has the meaning set forth in Section 6.1.

1.35 “Knowledge” means, with respect of a Party, the good faith understanding of the facts and information in the possession of an officer of such Party, or any in-house legal counsel of such Party or its Affiliates, without any duty to conduct any additional investigation with respect to such facts and information by reason of the execution of this Agreement. For purposes of this definition, an “officer” means any person in the position of vice president, senior vice president, president or chief executive officer of a Party.

1.36 “Licensed Compound” means any Existing Compound or any Derivative. Any Licensed Compound shall also include any [ * ].

1.37 “Licensed Compound Know-How” means any confidential, non-public Information, whether or not patentable, Controlled by Exelixis or its Affiliates [ * ] that is [ * ]. Licensed Compound Know-How does not include: (a) any Licensed Compound Patent Right; or (b) any Additional Know-How.

1.38 “Licensed Compound Patent Right” means: (a) any Patent that is Controlled by Exelixis or its Affiliates [ * ] that is [ * ]; (b) any Patent that is Controlled by Exelixis or its Affiliates [ * ] covering [ * ]; or (c) any Patent issuing from or claiming priority to any of the foregoing. The Licensed Compound Patent Rights in existence as of the Effective Date are listed on Exhibit 1.38. The Licensed Compound Patent Rights do not include: (i) any Joint Patent Rights; or (ii) any Additional Patent Rights.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.39 “Major Country” means any of the following countries, and their respective territories and possessions: [ * ].

1.40 “Material Breach” by a Party means a substantial default in the performance of such Party’s covenants or obligations under this Agreement that materially and adversely affects the other Party’s rights under this Agreement. Without limiting the generality of the foregoing, [ * ].

1.41 “Modulates FXR” means, when used with respect to any compound: (a) that the compound [ * ]; or (b) [ * ].

1.42 “NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA in order to obtain Regulatory Approval in the United States.

1.43 “NDA Acceptance” means the submission to the FDA of a NDA for an Agreement Product and the acceptance for filing by the FDA of such NDA.

1.44 “Net Sales” means the gross amount invoiced for any sale of any Agreement Product by Wyeth, its Affiliates and Sublicensees, as appropriate (a “Selling Person”), to a Third Party in a bona fide arm’s length transaction, less the following deductions (calculated in accordance with GAAP), in each case to the extent specifically related to the Agreement Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”): (a) trade, cash, promotional and quantity discounts, and wholesaler fees; (b) taxes on sales (such as excise, sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to the sales price (and excluding national, sales or local taxes based on income); (c) freight, insurance, packing costs and other transportation charges to the extent included in the invoice price to the buyer; (d) amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls, returns or because of retroactive price reductions; (e) charge back payments and rebates granted to: (i) managed healthcare organizations, (ii) federal, state and/or provincial and/or local governments or other agencies, (iii) purchasers and reimbursers, or (iv) trade customers, including wholesalers and chain and pharmacy buying groups; and (f) documented custom duties actually paid by the Selling Person.

Agreement Products provided by Wyeth, its Affiliates or Sublicensees, free of charge, for administration to patients enrolled in clinical trials or distributed at nominal prices or at no charge to eligible patients shall not be included in Net Sales, provided that Wyeth, its Affiliates and Sublicensees receive no cash consideration from such not-for-profit foundation or from such clinical trials or such use of Agreement Products.

Notwithstanding the foregoing, if an Agreement Product containing as active ingredients both (a) a Licensed Compound and (b) one or more other pharmaceutically active compounds or substances (for clarity, drug delivery vehicles, adjuvants, and excipients are not considered to be “pharmaceutically active”) that are not Licensed Compounds (a “Combination Product”) is sold (a “Combination Sale”), the Net Sales for such Combination Product shall be the portion of such Combination Sale allocable to the Licensed Compound determined as follows:

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Except as provided below, the Net Sales amount for a Combination Sale shall equal the gross amount invoiced for the Combination Sale, reduced by the Permitted Deductions (the “Net Combination Sale Amount”), multiplied by the fraction A/(A+B), where:

A is the invoice price, in the country where such Combination Sale occurs, of the Licensed Compound contained in the Combination Product, if sold as a separate Agreement Product in such country by the Selling Person and B is the aggregate of the invoice price or prices, in such country, of such other products or active ingredients/components, as the case may be, included in the Combination Product if sold separately in such country by the Wyeth, its Affiliate, or Sublicensee, as applicable.

In the event that the Selling Person sells the Licensed Compound included in a Combination Product as a separate Agreement Product in a country, but does not separately sell all of the other products or active ingredients/components, as the case may be, included in such Combination Product in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where:

A is the Selling Person’s average wholesale price, in such country, of the Licensed Compound contained in such Combination Product when sold as a separate Agreement Product by Wyeth, its Affiliate or Sublicensee, as applicable, and C is the average wholesale price, in such country, charged by Wyeth, its Affiliate or Sublicensee, as applicable, for the entire Combination Product.

In the event that the Selling Person does not sell the Licensed Compound included in a Combination Product as a separate Agreement Product in the country where such Combination Sale occurs, but does separately sell all of the other products or active ingredients/components, as the case may be, included in the Combination Product in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where:

C is the average wholesale price, in such country, charged by the Selling Person for the entire Combination Product, and D is the average wholesale price charged by the Selling Person for the other products or active ingredients/components, as the case may be, included in the Combination Product.

Where the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be that portion of the Net Combination Sale Amount reasonably determined in good faith by Wyeth as properly reflecting the value of the Licensed Compound included in the Combination Product.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.45 “Other Derivative” means:

(a) any compound which: (i) contains or comprises [ * ]; (ii) [ * ]; and (iii) was produced, identified, developed or generated [ * ]; and

(b) [ * ] of any such compound.

1.46 “Other Derivative Product” means an Agreement Product: (a) that comprises or contains at least one Other Derivative, but does not comprise or contain an Existing Compound or an Agreement Derivative; and (b) achieves [ * ].

1.47 “Patents” means any and all: (a) patents; (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (d) inventor’s certificates; and (e) United States and foreign counterparts of any of the foregoing.

1.48 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.49 “Phase 1 Trial” means a clinical trial that generally provides for the first introduction into humans of an Agreement Product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such Agreement Product, and generally consistent with 21 CFR § 312.21(a).

1.50 “Phase 2 Trial” means a human clinical trial of an Agreement Product, the principal purpose of which is to make a preliminary determination that such Agreement Product is safe for its intended use and to obtain sufficient information about such Agreement Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation).

1.51 “Phase 3 Trial” means a pivotal human clinical trial of an Agreement Product, which trial is designed to: (a) establish that such Agreement Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such Agreement Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Agreement Product; and (d) be generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation).

1.52 “Preclinical Study” means any preclinical pharmacokinetic or toxicology study relating to the Licensed Compounds conducted by or for Exelixis or its Affiliates [ * ].

1.53 “Product” means any human or animal therapeutic or diagnostic product that contains or comprises one or more Licensed Compounds or Other Derivatives.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.54 “Regulatory Approval” means any technical, medical, scientific or other license, registration, authorization or approval of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, regarding the development, clinical testing, commercial manufacture, distribution, marketing, pricing, reimbursement, promotion, offer for sale, use, import, export or sale of an Agreement Product in any regulatory jurisdiction.

1.55 “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMEA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of Regulatory Approval for Agreement Products.

1.56 “Sublicensee” means a person, corporation, partnership or other entity, other than an Affiliate, that is granted a sublicense by Wyeth under the grant in Section 2.1.

1.57 “Term” means the period beginning on the Effective Date and ending on the expiration or earlier termination of this Agreement.

1.58 “Territory” means the entire world.

1.59 “Third Party” means any Person other than Exelixis, Wyeth or an Affiliate of Exelixis or Wyeth.

1.60 “Uncovered Product” means any Agreement Product other than a Covered Product or an Other Derivative Product.

1.61 “Valid Claim” means any claim in an issued Patent that has not: (a) expired or been abandoned; (b) been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period; or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.62 “Valid Pending Claim” means any claim under a pending application for a Patent that: (a) has been pending for [ * ] since the priority date for such application; and (b) has not been abandoned, canceled, withdrawn from consideration, or finally determined to be unallowable in a decision from which no appeal can be taken.

1.63 “Wyeth Know-How” means, with respect to the grant by Wyeth to Exelixis of any license to any Licensed Compound under Section 9.4(a)(iii) or 9.4(b)(ii)(3), all Information that is Controlled by Wyeth or its Affiliates [ * ] including Wyeth’s interest in any Information jointly owned by the Parties that is [ * ]. The Wyeth Know-How does not include any Wyeth Patent Rights.

1.64 “Wyeth Non-Disclosure Agreement” means the Non-Disclosure Agreement between the Parties, dated as of June 6, 2005, as amended September 7, 2005 and September 28, 2005.

1.65 “Wyeth Patent Rights” means, with respect to the grant by Wyeth to Exelixis of any license to any Licensed Compound under Section 9.4(a)(iii) or 9.4(b)(ii)(3), all Patents Controlled by Wyeth or its Affiliates [ * ] including Wyeth’s interest in any Joint Patent Rights that are [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.66 “X-Ceptor Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement between Wyeth and X-Ceptor Therapeutics, Inc., dated as of August 6, 2003, as amended October 31, 2003.

2. LICENSES AND OTHER RIGHTS

2.1 Exclusive License. Subject to the terms and conditions of this Agreement, Exelixis and its Affiliates hereby grant to Wyeth and its Affiliates a worldwide, Exclusive, royalty-bearing license (with the right to sublicense), under the Licensed Compound Patent Rights, the Licensed Compound Know-How and Exelixis’ interest in the Joint Patent Rights, to make, have made, use, develop, sell, offer for sale, have sold, import and export Products.

2.2 Non-Assertion of Proprietary Rights. Exelixis and its Affiliates will not, and Exelixis and its Affiliates will not grant any Third Party any right to, assert against Wyeth, its Affiliates or Sublicensees any [ * ] which would prevent Wyeth, its Affiliates or Sublicensees from [ * ] (i) to the extent, but only to the extent, that such [ * ] covers [ * ] or (ii) [ * ].

2.3 Retained Rights. Notwithstanding the Exclusive license granted in Section 2.1, Exelixis retains the right under the Licensed Compound Patent Rights, the Licensed Compound Know-How and Exelixis’ interest in the Joint Patent Rights to make, have made, use, and test Licensed Compounds for Exelixis’ internal, self-funded research purposes in connection with the research and development of compounds [ * ]. For the avoidance of doubt, Exelixis retains no right to sell, offer for sale or have sold or to make, have made or use for non-research purposes any Licensed Compound.

2.4 Sublicenses. Any sublicense grant by Wyeth under this Agreement shall be made subject to the terms of this Agreement and shall impose restrictions and conditions upon Wyeth’s Affiliates and Sublicensees that are consistent with those imposed upon Wyeth by this Agreement. Wyeth shall remain fully responsible for the conduct of its Affiliates and Sublicensees under the terms of this Agreement, including any breach of the terms hereof by such Affiliates and Sublicensees. In the event of a material default by an Affiliate or Sublicensee under a sublicense agreement with Wyeth of an obligation imposed by this Agreement, Wyeth will inform Exelixis and take such action as necessary or appropriate to cure such default.

2.5 Wyeth Rights of First Negotiation in Regard to Certain Grants of Rights or Development of Products. During the Term, should Exelixis or any Affiliate of Exelixis decide to seek to assign, license or otherwise grant any right to a Third Party under any Additional Patent Right or any Additional Know How wherein such assignment, license or grant would permit such Third Party to [ * ], or should Exelixis [ * ], then, in either case, Exelixis shall promptly notify Wyeth in writing. Wyeth shall have a right of first negotiation to obtain an Exclusive or non-exclusive license, as applicable, under such intellectual property rights to [ * ]. If Wyeth, at its sole discretion, exercises this right by so notifying Exelixis in writing within [ * ] of the receipt of notice from Exelixis, the Parties shall negotiate in good faith for [ * ] from the date Exelixis receives Wyeth’s notice to arrive at mutually acceptable terms (including any

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

applicable royalty rate or other consideration) for adding such right to the rights granted to Wyeth under this Agreement, as evidenced by a mutually acceptable amendment to this Agreement. If mutual agreement is not reached during such [ * ] period, Exelixis may grant the proposed license or other right to any Third Party at any time during the [ * ] months following expiration of such [ * ] period, provided, however, that [ * ]. If the right in question is not granted by Exelixis to a Third Party during such [ * ] period, the provisions of this Section 2.5 shall be again be applicable to such right.

2.6 Option Grant. Exelixis hereby grants to Wyeth an option (the “License Option”), exercisable at any time within [ * ] following the Effective Date (the “Option Period”) on written notice by Wyeth, to acquire a worldwide, non-exclusive, or to the extent available, Exclusive, royalty-bearing license (with the right to sublicense), under some or all of the Additional Patent Rights and the Additional Know-How to [ * ]. If Wyeth, at its sole discretion, exercises the License Option by so notifying Exelixis in writing within the Option Period, the Parties shall negotiate in good faith, for [ * ] from the date Exelixis receives Wyeth’s notice, to arrive at mutually acceptable terms (including any [ * ]) for adding such right to the rights granted to Wyeth under this Agreement, as evidenced by a mutually acceptable amendment to this Agreement. If mutual agreement is not reached during such [ * ] period, then Exelixis may grant the proposed license or other right to any Third Party at any time after the expiration of such [ * ] period. If fewer than [ * ] remain in the Option Period at the time Exelixis receives written notice from Wyeth of Wyeth’s intention to exercise the License Option, then the Option Period will be extended to the date that is [ * ] from the date Exelixis received Wyeth’s notice. During the Option Period, neither Exelixis nor its Affiliates shall [ * ].

2.7 No Additional Licenses. No right or license under any Patents or other intellectual property rights Controlled by a Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

3. DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

3.1 General. As between the Parties, Wyeth shall be solely responsible, at its own expense, for Developing, obtaining and maintaining Regulatory Approval for, and Commercializing Agreement Products during the Term. Wyeth shall use Commercially Reasonable Efforts to Develop and, when appropriate based on the data obtained during Development, secure Regulatory Approval for and Commercialize at least one Agreement Product in one Major Country. Wyeth shall have no other diligence obligations with respect to the Development or Commercialization of Agreement Products in the Territory.

3.2 Development Track Selection. Wyeth shall be solely responsible for evaluating Agreement Products for promotion to development track status and for conducting such studies as Wyeth may determine are required for Development Track Selection. Wyeth shall determine, [ * ], which Agreement Products to develop, and which Agreement Products to advance to development track status. Exelixis agrees and understands that Wyeth is under no obligation to grant development track status to any Agreement Product that meets the Development Track Baseline Criteria listed in Exhibit 1.17. Notwithstanding anything to the contrary, nothing in this Section 3.2 shall be interpreted as diminishing Wyeth’s obligations pursuant to Section 3.1.

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3.3 Regulatory Responsibilities. Subject to the provisions of Section 3.1, Wyeth shall use Commercially Reasonable Efforts to prepare and file, in its own name and at its own expense, all Drug Approval Applications and any other regulatory filings necessary or helpful to obtain Regulatory Approval of each Agreement Product in any country or regulatory jurisdiction. All Drug Approval Applications and other regulatory filings made in connection with this Agreement shall be the property of Wyeth and held in the name of Wyeth or its designated Affiliates. Wyeth and/or its agents shall be responsible for all correspondence and communication with regulatory authorities (including the FDA and EMEA), and the physicians and other health care professionals in the United States and abroad, relating to each Agreement Product. Wyeth shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements. Wyeth shall be responsible for the adverse experience and safety reporting for all Agreement Products in compliance with the requirements of the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq. and the regulations promulgated thereunder and the equivalent regulations in other countries in the world.

3.4 Commercialization Responsibilities.

(a) General. Wyeth shall have sole and exclusive control over all matters relating to the Commercialization of Agreement Products. Without limiting the generality of the foregoing, Wyeth shall:

(i) be the exclusive distributor for Agreement Products in the Territory for its own account and risk;

(ii) be responsible for invoicing and booking sales for, warehousing, and distributing all Agreement Products in the Territory and shall perform related distribution activities; and

(iii) have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of Agreement Products in the Territory, including any terms and conditions relating to or affecting the price at which Agreement Products will be sold; discounts available to managed care providers; any discount attributable to payments on receivables; any conditions of local reimbursement; distribution of Agreement Products; and credits, price adjustments, other discounts, and allowances to be granted or refused.

(b) Branding. Wyeth shall select and use its own trademarks and trade dress in connection with the Commercialization of Agreement Products under this Agreement. Wyeth shall own all trademarks and any domain names incorporating such trademarks used by Wyeth in connection with the Commercialization of Agreement Products under this Agreement, and all goodwill associated therewith. Wyeth shall have the right to obtain, prosecute and maintain at its own expense any trademarks for the Agreement Products.

3.5 Manufacturing. Subject to Exelixis’ obligations pursuant to Section 3.6, as between the Parties, Wyeth, either itself or through Third Parties, shall be responsible for the manufacture and supply of Wyeth’s requirements of Licensed Compound and Agreement Products for Development and Commercialization under this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.6 Technology Transfer. Within [ * ] of the Effective Date, Exelixis shall transfer to Wyeth: (a) [ * ]; (b) all Licensed Compound Know-How listed in Exhibit 3.6; and (c) all [ * ]. During the first [ * ] of the Term and upon Wyeth’s reasonable written request: (i) Exelixis shall [ * ]; and (ii) Exelixis shall [ * ]. Wyeth shall reimburse Exelixis for any reasonable out-of-pocket costs incurred by Exelixis in connection with this Section 3.6 and for reasonable travel expenses incurred by Exelixis to attend, at Wyeth’s request, any meetings not held at an Exelixis facility.

3.7 Disposition of Preclinical Studies. Exelixis and its Affiliates shall, until the earlier of: (a) [ * ] following the Effective Date; or (b) the completion of the current phase of all Preclinical Studies, [ * ] with the same [ * ] during the [ * ] period preceding the Effective Date. Exelixis shall notify Wyeth in writing of the completion of the current phase of each Preclinical Study promptly after such completion. At any time during such [ * ] period, Wyeth may elect, at its sole option and discretion, to: (i) [ * ]; or (ii) [ * ]. Exelixis and its Affiliates shall execute, acknowledge and deliver such further instruments, and perform all such other acts, as may be necessary or appropriate in order to [ * ] in accordance with this Section 3.7.

3.8 Progress Reporting. Wyeth will keep Exelixis reasonably informed about Wyeth’s Development and Commercialization efforts with respect to Agreement Products. Without limiting the generality of the foregoing, Wyeth shall provide Exelixis with written notice within [ * ] of the occurrence of any of the development events listed in Section 4.2. Wyeth shall also provide Exelixis with [ * ] written reports on the general progress of Wyeth’s efforts to Develop and Commercialize Agreement Products. Additionally, Wyeth shall provide Exelixis with an annual written report summarizing Wyeth’s progress at Developing and Commercializing Agreement Products in the form set forth in Exhibit 3.8.

4. FINANCIAL TERMS

4.1 Up-front Payment. Within [ * ] business days of the Effective Date, Wyeth shall pay Exelixis an up-front fee of ten million dollars ($10,000,000). Such up-front fee shall be nonrefundable and noncreditable.

4.2 Development Payments.

(a) In partial consideration for Exelixis’ development of the Licensed Compound Know-How, prosecution and maintenance of the Licensed Compound Patent Rights and performance of Exelixis’ obligations under this Agreement, and subject to the provisions of Section 4.2(b) through Section 4.2(f), Wyeth shall pay Exelixis the amounts set forth below within [ * ] days of the first occurrence of each event described below for any Agreement Product (each, a “Development Payment”). All Development Payments shall be nonrefundable and noncreditable.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Development Event	Development Payment
(i) First Development Track Selection of an Agreement Product	[ * ]

(ii) Development Track Selection for second Agreement Product	[ * ]

(iii) Development Track Selection for third and each subsequent Agreement Product	[ * ]

(iv) First subject dosed in a Phase 1 Trial	[ * ]

(v) First subject dosed in a Phase 2 Trial	[ * ]

(vi) First subject dosed in a Phase 3 Trial	[ * ]

(vii) NDA Acceptance	[ * ]

(viii) Filing and acceptance for review of a Drug Approval Application in Europe	[ * ]

(ix) Filing and acceptance for review of a Drug Approval Application in Japan	[ * ]

(x) First Commercial Sale of an Agreement Product in U.S.	[ * ]

(xi) First Commercial Sale of an Agreement Product in Europe	[ * ]

(xii) First Commercial Sale of an Agreement Product in Japan	[ * ]

(xiii) The first time worldwide Net Sales for an individual Agreement Product in any calendar year exceeds [ * ]	[ * ]

(xiv) The first time worldwide Net Sales for an individual Agreement Product in any calendar year exceeds [ * ]	[ * ]

(xv) The first time worldwide Net Sales for an individual Agreement Product in any calendar year exceeds [ * ]	[ * ]

[ * ]

(b) Each of the Development Payments described in this Section 4.2 shall be payable one (1) time only, regardless of the actual number of times the corresponding development event is achieved.

(c) If a development event set forth in Section 4.2(a)(i) through Section 4.2(a)(vi) is achieved by an Agreement Product which: (i) does not [ * ]; and (ii) is not [ * ], the corresponding Development Payment will be [ * ] of the amount set forth in the table above.

(d) If a development event set forth in Section 4.2(a)(vii) through Section 4.2(a)(xii) is achieved by an Agreement Product which: (i) does not [ * ]; and (ii) is not [ * ], the corresponding Development Payment will be [ * ] of the amount set forth in the table above.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(e) If the development event set forth in Section 4.2(a)(v) is achieved prior to the achievement of the development event set forth in Section 4.2(a)(iv), then Wyeth shall pay to Exelixis within [ * ] days of the achievement of the development event set forth in Section 4.2(a)(v) the Development Payments for both such development events. If the development event set forth in Section 4.2(a)(vi) is achieved prior to the achievement of the development events set forth in Section 4.2(a)(iv) and/or Section 4.2(a)(v), then Wyeth shall pay to Exelixis within [ * ] days of the achievement of the development event set forth in Section 4.2(a)(vi) the Development Payments listed in Section 4.2(a)(iv) through Section 4.2(a)(vi) that have not previously been paid by Wyeth.

(f) If a development event set forth in Section 4.2(a)(i) through Section 4.2(a)(xv) is achieved by an Agreement Product that is an Other Derivative Product, then any corresponding Development Payments for such Other Derivative Product will be [ * ] of the amount set forth for Agreement Products in Section 4.2(a); provided, however, that if an Agreement Product that comprises or contains at least one Existing Compound or at least one Agreement Derivative (a “Prior Agreement Product”) achieves Development Track Selection prior to the date Development Track Selection is achieved for any Other Derivative Product (a “Subsequent Agreement Product”), then Wyeth shall [ * ]. However, if development of a Prior Agreement Product ceases, and development of a Subsequent Agreement Product occurs, then, with respect to Development Payments for such Subsequent Agreement Product, Wyeth shall [ * ], but Wyeth shall pay [ * ].

4.3 Royalties.

(a) Covered Products. Subject to the provisions of Section 4.3(b) and Section 4.3(c), Wyeth shall pay Exelixis royalties based on annual Net Sales of any Agreement Product, on a product-by-product basis as set forth below:

(i) for that portion of worldwide, aggregate, annual Net Sales that is less than or equal to [ * ], [ * ];

(ii) for that portion of worldwide, aggregate, annual Net Sales that is greater than [ * ], but less than or equal to [ * ], [ * ]; and

(iii) for that portion of worldwide, aggregate, annual Net Sales that is greater than [ * ], [ * ].

(b) Uncovered Products. Notwithstanding the provisions of Section 4.3(a), in the case of any Net Sales of any Agreement Product in any country where such Agreement Product is an Uncovered Product, the royalty rates payable on such Net Sales shall [ * ] the royalty rates that would otherwise apply pursuant to Section 4.3(a).

(c) Other Derivative Products. Notwithstanding the provisions of Section 4.3(a), in the case of any Net Sales of any Agreement Product in any country where such Agreement Product is an Other Derivative Product, the royalty rates payable on such Net Sales shall [ * ] the royalty rates that would otherwise apply pursuant to Section 4.3(a).

4.4 Royalty Reductions. If Wyeth is required to make any payments to any Third

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Party in consideration for a license under, assignment of, or obligation not to assert a Patent Controlled by such Third Party that, [ * ] without infringing the Patent of such Third Party (such payments “Third Party Payments”), Wyeth may credit against any royalty payments due to Exelixis under Section 4.3(a) up to [ * ] of such Third Party Payments; provided that, in no event will royalties payable to Exelixis be reduced by more than [ * ] as a result of such credit.

4.5 Royalty Term.

(a) For any Covered Product, Wyeth’s obligation to pay royalties pursuant to Section 4.3 shall expire, on a Product-by-Product and country-by-country basis, on the later of: [ * ].

(b) For any Uncovered Product or any Other Derivative Product, Wyeth’s obligation to pay royalties pursuant to Section 4.3 shall expire, on a product-by-product and country-by-country basis, [ * ].

4.6 Royalty Reports. Within [ * ] after the end of the calendar quarter in which the First Commercial Sale in any country occurs, and each calendar quarter thereafter, Wyeth shall send to Exelixis: (a) a payment of all royalties owed to Exelixis for such quarter; and (b) a report of Net Sales of Agreement Products on a product-by-product and country-by-country basis, including the number of Agreement Products sold, the Net Sales of Agreement Products and the royalties payable (in dollars).

4.7 Payments. All references to “dollars” or “$” means the legal currency of the United States. All amounts due to Exelixis by Wyeth under this Agreement shall be paid in dollars by wire transfer in immediately available funds to an account designated by Exelixis. If any currency conversion shall be required in connection with any royalty payment under this Agreement, such conversion shall be made based on the exchange rate used by Wyeth for public financial accounting purposes in accordance with GAAP. If Wyeth is prevented from paying Exelixis any royalties in a given country because the local currency is blocked and cannot be removed from the country, then Wyeth shall promptly pay Exelixis in the local currency by deposit in a local bank designated by Exelixis, to the extent permitted by local law.

4.8 Withholding of Taxes. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws or regulations. If Wyeth is so required to deduct or withhold, Wyeth will: (a) promptly notify Exelixis of such requirement; (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Exelixis; and (c) promptly forward to Exelixis an official receipt (or certified copy) or other documentation reasonably acceptable to Exelixis evidencing such payment to such authorities.

4.9 Late Payments. Any amounts not paid by Wyeth when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Exelixis has received payment at a rate equal to the sum of [ * ] plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal, Western Edition, calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law (“Interest”).

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.10 Records and Audit. During the term of this Agreement and for a period of [ * ] thereafter, Wyeth shall keep complete and accurate records pertaining to the development, manufacture, use, sale or other disposition of the Agreement Products, in sufficient detail to permit Exelixis to confirm the accuracy of all payments due hereunder. Exelixis shall have the right to cause an independent, certified public accountant to audit such records to confirm the accuracy of Wyeth’s payments; provided, however, that such auditor shall not disclose Wyeth’s confidential information to Exelixis, except to the extent such disclosure is necessary to verify the payments due under this Agreement; and provided further that Wyeth may require such public accountant to sign a standard non-disclosure agreement before providing such public accountant access to Wyeth’s records. If such public accountant concludes that additional amounts were due to Exelixis, Wyeth shall pay to Exelixis the additional amounts within [ * ] of the date Wyeth receives such public accountant’s written report, plus Interest during the period from the time the applicable payment was due until paid in full. If Wyeth disputes in good faith the accountant’s conclusion, it shall notify Exelixis within such [ * ] period, and the Parties shall work diligently and in good faith to resolve such dispute as soon as possible. If such underpayment exceeds [ * ] of the amounts that were paid to Exelixis during the audited period, Wyeth also shall reimburse Exelixis for the out-of-pocket expenses incurred in conducting the audit. Exelixis shall not reveal to such public accountant the conditions under which the audit expenses are to be reimbursed hereunder. If such accounting firm correctly concludes that Wyeth overpaid Exelixis, Wyeth shall credit such overpayment against subsequent payments owed to Exelixis. No interest shall be due Wyeth on such overpayment. The terms of this Section 4.10 shall survive any termination or expiration of this Agreement for a period of [ * ].

4.11 No Additional Diligence Obligations. Exelixis acknowledges and agrees that nothing in this Agreement (including any exhibits or attachments hereto) shall be construed as representing an estimate or projection of either: (a) the stage of development to be achieved by any Product, or the number of Products that will or may be successfully developed or Commercialized; or (b) anticipated sales or the actual value of any Product. WYETH MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY SUCH PRODUCT WILL ACHIEVE ANY PARTICULAR SALES LEVEL, OR THAT, EXCEPT AS EXPRESSLY AGREED, WYETH WILL DEVOTE ANY LEVEL OF DILIGENCE OR RESOURCES TO COMMERCIALIZING ANY SUCH PRODUCT. Notwithstanding anything to the contrary, nothing in this Section 4.11 shall be interpreted as diminishing Wyeth’s obligations pursuant to Section 3.1.

5. CONFIDENTIALITY

5.1 Nondisclosure of Confidential Information. For all purposes hereunder, “Confidential Information” shall mean all Information disclosed by one Party to the other Party pursuant to this Agreement. Without limiting the foregoing, Confidential Information of a Party is hereby deemed to include any and all Information disclosed by such Party to the other Party pursuant to the Wyeth Non-Disclosure Agreement, the Confidential Information of Exelixis is hereby deemed to include all Information disclosed to Wyeth by Exelixis’ wholly-owned

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

subsidiary X-Ceptor Therapeutics, Inc. (“X-Ceptor”) pursuant to the X-Ceptor Non-Disclosure Agreement, and (iii) the Confidential Information of Wyeth is hereby deemed to include all Information disclosed to X-Ceptor by Wyeth pursuant to the X-Ceptor Non-Disclosure Agreement. During [ * ] thereafter, a Party receiving such item of Confidential Information of the other Party will: (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value (but at a minimum each Party shall use reasonable efforts); (b) not disclose such item of Confidential Information to any Third Party without prior written consent of the other Party: and (c) not use the other Party’s Confidential Information for any purpose except those permitted by this Agreement.

5.2 Exceptions. The obligations in Section 5.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;

(b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party;

(c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential;

(d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

(e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the disclosing Party.

5.3 Authorized Disclosure. Each Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing or prosecuting Patents relating to Licensed Compounds or Products;

(b) Regulatory filings;

(c) Prosecuting or defending litigation;

(d) Responding to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the responding Party shall first have given notice to the other Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

(e) Complying with applicable law and governmental regulations, including

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

securities law, and the rules and regulations of the U.S. Securities and Exchange Commission, the New York Stock Exchange, the NASDAQ Stock Market, and their respective foreign equivalents, provided that the Party making such disclosure takes all reasonable actions necessary to obtain confidential treatment of economic and trade secret information; and

(f) Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.

Without limiting either Party’s obligations pursuant to this Article 5, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

5.4 Press Releases. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party to comply with applicable law and governmental regulations, no announcement, news release, public statement, publication or presentation relating to the existence of this Agreement, or the terms hereof or thereof, will be made without the other Party’s prior written approval. If either Party desires to make a public announcement (e.g. press release) concerning the terms of this Agreement or the activities hereunder, such Party shall give reasonable advance notice of the proposed text of such announcement to the other Party for its review and approval prior to announcement. The Parties agree that they will coordinate an initial announcement or press release relating to the existence of this Agreement, which shall be in the form of such press release attached to this Agreement as Exhibit 5.4.

5.5 Scientific Publications. Wyeth shall not publish or present the results of studies carried out under this Agreement which contain the Confidential Information of Exelixis without the opportunity for prior review by Exelixis. Subject to Section 5.3, Wyeth agrees to provide Exelixis the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to Products and contain the Confidential Information of Exelixis at least thirty (30) days prior to its intended submission for publication and agrees to revise such proposed publication to take into account all reasonable comments provided by Exelixis within such thirty-day period.

6. INTELLECTUAL PROPERTY

6.1 Ownership of Inventions. Each Party shall own any all right, title and interest in and to inventions made solely by its employees, agents or independent contractors in their activities hereunder, and any Patents claiming or disclosing such inventions. Inventions hereunder made jointly by employees, agents or independent contractors of each Party in the course of performing under this Agreement, and any intellectual rights in such joint inventions, including Patents claiming or disclosing such joint inventions (“Joint Patent Rights”), shall be owned jointly by the Parties in accordance with the joint ownership interests of co-inventors under U.S. patent laws. Inventorship shall be determined in accordance with U.S. patent laws.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

6.2 Patent Prosecution, Maintenance and Enforcement.

(a) Patent Prosecution and Maintenance.

(i) Licensed Compound Patent Rights. Exelixis shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain (including conducting any interferences, reexaminations, reissues, oppositions, or requests for patent term extension relating thereto), throughout the world, all of the Licensed Compound Patent Rights; provided, however, that Exelixis shall give Wyeth before filing a reasonable opportunity to review and comment upon the text of any applications for Licensed Compound Patent Rights Covering Licensed Compounds or any Agreement Product, or any method of making or using any of the foregoing [ * ].

(ii) Wyeth Patent Rights. Wyeth will prosecute and maintain the Wyeth Patent Rights in its sole discretion. Wyeth shall have no obligation to prosecute or maintain any Patent right.

(b) Joint Patents Rights. The Parties shall mutually determine which Party shall be responsible for obtaining, prosecuting and/or maintaining Joint Patent Rights, in appropriate countries throughout the world. The prosecuting Party shall consult with the other Party as to the preparation, filing, prosecution and maintenance of such Joint Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to the other Party copies of all relevant documents reasonably in advance of such consultation. Exelixis and Wyeth shall share equally the costs for filing, prosecuting and/or maintaining such Joint Patent Rights throughout the world; provided, however, that either Party may decline to bear its share of the costs and expenses to file, prosecute and/or maintain any particular Joint Patent Right in one or more countries. In that case the other Party may undertake the responsibility for filing, prosecuting and/or maintaining such Joint Patent Right at its own expense, and if it does so, the declining Party shall assign to the other Party all its right, title and interest to any such Joint Patent Right(s), and, upon such assignment, such Joint Patent Right(s) shall become the sole property of other Party.

(c) Enforcement of Patent Rights. If either Party becomes aware of a suspected infringement of Licensed Compound Patent Rights or Joint Patent Rights through the development, manufacture or sale of an Agreement Product by a Third Party, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. Wyeth shall have the first right, but shall not be obligated, to bring an infringement action against such Third Party at its own expense and by counsel of its own choice, and Exelixis shall have the right to participate in such action, at its own expense and by counsel of its own choice. If Wyeth fails to bring such an action or proceeding prior to the earlier of (a) [ * ] following Wyeth’s receipt of notice of alleged infringement or (b) [ * ] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions (the “Filing Deadline”), provided that Wyeth has received notice of the alleged infringement at least [ * ] prior to the Filing Deadline, Exelixis shall have the right to bring and control any such action, at its own expense and by counsel of its

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

own choice, and Wyeth shall have the right to be represented in any such action, at its own expense and by counsel of its own choice. If a Party brings an infringement action pursuant to this Section 6.2(c), the other Party will reasonably assist the enforcing Party (at the enforcing Party’s expense) in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if required by law in order for the enforcing Party to bring such action. Neither Party shall have the right to settle any patent infringement litigation under this Section 6.2(c) in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed. Except as otherwise agreed to by the Parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Wyeth and Exelixis, shall be [ * ], except that [ * ], shall be [ * ].

6.3 Third Party Infringement.

(a) Infringement of Third Party Patents. If the Development, manufacture, use, sale, import, export or Commercialization of any Licensed Compound or Products, or the practice of any Licensed Compound Patent Right or Joint Patent Right (collectively, the “Licensed Activities”) by Wyeth or any of its Affiliates or Sublicensees is alleged by a Third Party to infringe a Third Party’s Patent or other intellectual property right, the Party becoming aware of such allegation shall promptly notify the other Party. Additionally, if either Party determines that, based upon the review of a Third Party’s Patent or other intellectual property rights, it may be desirable to obtain a license from such Third Party with respect thereto so as to avoid any potential suit between either Party and such Third Party with regard to Licensed Activities, such Party shall promptly notify the other Party of such determination and initiate discussions with the other Party to determine whether such license is desirable; provided, however, that neither Party shall be obligated to obtain any such license.

(b) Wyeth Option to Negotiate. Subject to Section 6.3(c), in the event that a Party, pursuant to Section 6.3(a), notifies the other Party that it has determined that, in order for Wyeth, its Affiliates or Sublicensees to [ * ], it is necessary or desirable to obtain a license under one or more patents or patent applications or other intellectual property rights owned or controlled by a Third Party (collectively, “Third Party IP Rights”), Wyeth shall have the first right, but not the obligation, to negotiate and enter into an agreement with such Third Party, whereby Wyeth is granted a license under such Third Party IP Rights permitting Wyeth, its Affiliates and Sublicensees to practice such Third Party IP Rights in connection with the Licensed Activities and the performance of any of its obligations or the exercise of any of its rights under this Agreement. The royalties payable under any such agreement with a Third Party shall [ * ].

(c) Third Party Infringement Suit. If a Third Party sues Wyeth or any of Wyeth’s Affiliates or Sublicensees (each Person so sued referred to herein as a “Sued Party”) or Exelixis, alleging that the Licensed Activities of Wyeth or any of Wyeth’s Affiliates or Sublicensees pursuant to this Agreement infringe or will infringe such Third Party’s Patent, then, upon Wyeth’s request and in connection with the Sued Party’s defense of any such Third Party infringement suit, Exelixis shall provide reasonable assistance to the Sued Party for such defense at the Sued Party’s reasonable expense. Subject to Exelixis’ indemnification obligations pursuant to Section 8.1, Wyeth shall be solely responsible for the defense of any such suit

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

including payment of any expenses incurred in defending against any such suit and payment of any damages or other awards that may result therefrom. Notwithstanding any provision of this Section 6.3(c) to the contrary, Wyeth shall not enter into any settlement of any claim described in this Section 6.3(c) that negatively impacts Exelixis’ rights or interests without Exelixis’ prior written consent, which consent shall not be unreasonably withheld or delayed.

6.4 Patent Certifications. Each Party shall promptly give written notice to the other Party of any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) of which it becomes aware claiming that any Licensed Compound Patent Right or Joint Patent Right Covering the composition of matter or method of use of any Licensed Compound or Product is invalid or that infringement will not arise from a Third Party conducting a Licensed Activity.

7. REPRESENTATIONS AND WARRANTIES

7.1 Mutual Warranties. Each Party represents and warrants to the other Party that: (a) it has the authority and right to enter into and perform this Agreement; (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (c) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

7.2 Exelixis Warranties. Exelixis, hereby represents and warrants to Wyeth that:

(a) as of the Effective Date, the Licensed Compound Patent Rights and the Licensed Compound Know-How are existing and, to the best of its Knowledge as of the Effective Date, are not invalid or unenforceable, in whole or in part;

(b) it has the full right, power and authority to grant all of the licenses granted to Wyeth under this Agreement;

(c) as of the Effective Date, no Third Party has any right, title or interest in or to any of the Licensed Compound Patent Rights, Licensed Compound Know-How or any of Exelixis’ interest in the Joint Patent Rights to the extent that any of the foregoing in this Section 7.2(c) cover any Licensed Compounds or Product, with respect to which Wyeth has been granted a license hereunder;

(d) it is the sole and exclusive owner of the Licensed Compound Patent Rights and the Licensed Compound Know-How existing as of the Effective Date, all of which are free and clear of any liens, charges, encumbrances and rights of any Third Party, contingent or otherwise;

(e) as of the Effective Date, no Licensed Compound Patent Right and, to the best of its Knowledge, no portion of the Licensed Compound Know-How existing as of the Effective Date and relating to any Existing Compound is subject to any funding agreement with any government or government agency;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(f) to the best of its Knowledge as of the Effective Date, the practice of the Licensed Compound Patent Rights and the use of the Licensed Compound Know-How each do not infringe any issued patents owned or possessed by any Third Party;

(g) to the best of its Knowledge as of the Effective Date, the practice of the Licensed Compound Patent Rights and the use of the Licensed Compound Know-How each do not infringe any claims contained in any pending Third Party patent applications that, if issued, would cover the research, Development, manufacture, use, sale, importation or Commercialization of any Existing Compound or Exelixis Scaffold;

(h) to the best of its Knowledge as of the Effective Date, there are no claims, judgments or settlements against or owed by Exelixis or any of its Affiliates (whether existing, pending or threatened), in either case relating to the Licensed Compound Patent Rights or the Licensed Compound Know-How;

(i) during the Term it will [ * ], and that, to the best of Exelixis’ Knowledge as of the Effective Date, [ * ];

(j) as of the Effective Date, there are no [ * ], and Exelixis covenants that it shall not [ * ];

(k) as of the Effective Date, other than (i) the Patents and other intellectual property rights licensed to Wyeth under this Agreement, (ii) the Additional Patent Rights, and (iii) the Additional Know-How, Exelixis and its Affiliates do not Control any Patents or other intellectual property rights that are [ * ]; and

(l) to the best of Exelixis’ Knowledge as of the Effective Date, other than the Patents listed in Exhibit 1.38, there are no other Patents that are Controlled by Exelixis or its Affiliates that [ * ].

(m) to the best of Exelixis’ Knowledge as of the Effective Date, there is no [ * ] which indicates that there may be [ * ].

Notwithstanding anything to the contrary, Exelixis will not be in breach of any representations or warranty made pursuant to this Section 7.2 to the extent that Exelixis can demonstrate that Wyeth had, as of or prior to the Effective Date, Knowledge of such breach.

7.3 No Additional Representations.

(a) Exelixis, its Affiliates, and its and their directors, officers, employees, agents or contractors shall not have or be subject to any liability to Wyeth or any Third Party resulting from the provision to Wyeth, or Wyeth’s use of, any such information, documents or material made available to Wyeth in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby, except to the extent such information, documents or materials are covered by the representations or warranties of Exelixis expressly set forth in this Article 7, provided that all such information, documents or material be made available in their original state, without redaction or alteration.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b) Except as expressly set forth in the representations and warranties set forth in Sections 7.1 and 7.2 of this Agreement: (i) there are no representations or warranties by either Party of any kind, express or implied, with respect to Licensed Compounds (including its research, Development, manufacture or Commercialization); and (ii) EXELIXIS NEITHER MAKES OR EXTENDS ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR USE OF ANY LICENSED COMPOUND OR PRODUCT OR ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

8. INDEMNIFICATION

8.1 Exelixis. Exelixis shall indemnify, defend and hold harmless Wyeth, its Affiliates, and their respective directors, officers and employees (each a “Wyeth Indemnitee”) from and against any and all liabilities, damages, losses, costs or expenses (including attorneys’ and professional fees and other expenses of litigation and/or arbitration) (“Liabilities”) resulting from any claim, suit or proceeding made or brought by a Third Party against a Wyeth Indemnitee to the extent arising from or occurring as a result of [ * ]. Notwithstanding any provision of this Section 8.1 to the contrary, Exelixis shall have no obligation to indemnify, defend or hold harmless any Wyeth Indemnitee with respect to any Liability to the extent that: [ * ].

8.2 Wyeth. Wyeth shall indemnify, defend and hold harmless Exelixis, its Affiliates, and their respective directors, officers and employees (each an “Exelixis Indemnitee”) from and against any and all Liabilities resulting from any claim, suit or proceeding made or brought by a Third Party against an Exelixis Indemnitee to the extent arising from or occurring as a result of: [ * ]. Notwithstanding any provision of this Section 8.2 to the contrary, Wyeth shall have no obligation to indemnify, defend or hold harmless any Exelixis Indemnitee with respect to any Liability to the extent that: [ * ].

8.3 Procedure. In the event that a Party indemnified hereunder (an “Indemnitee”) intends to claim indemnification under this Article 8, such Indemnitee shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Liability. The Indemnitor shall have the sole right to control the defense and settlement thereof. The Indemnitee shall cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this Article 8. The Indemnitee shall not, except at its own cost and risk, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the Indemnitor, which the Indemnitor shall not be required to give. The Indemnitor shall not be required to provide indemnification with respect to a Liability the defense of which is prejudiced by the failure to give notice by the Indemnitee or the failure of the Indemnitee to cooperate with the Indemnitor or where the Indemnitee settles or compromises a Liability without the written consent of the Indemnitor. Each Party shall cooperate with the other Party in resolving any claim or Liability with respect to which one Party is obligated to indemnify the other under this Agreement, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

8.4 Limitations on Liability. NOTWITHSTANDING ANY PROVISION HEREIN, A PARTY SHALL IN NO EVENT BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EMPLOYEES, STOCKHOLDERS, AGENTS OR REPRESENTATIVES FOR ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS), UNLESS SUCH DAMAGES: (a) ARE OWED UNDER THE LIABLE PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 8; (b) ARISE FROM A BREACH OF ARTICLE 5; OR (c) ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.

8.5 Insurance. During the Term, each Party shall maintain commercial general liability insurance including products liability and contractual liability coverage for up to [ * ] to cover any loss caused by its negligence or willful misconduct. This insurance coverage shall be procured from carriers having an A.M. Best rating of A-VII or better.

9. TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and continue until the expiration of all Wyeth’s payment obligations under this Agreement, unless earlier terminated pursuant to Section 9.2 or 9.3.

9.2 Termination by Wyeth. At any time following the [ * ] following the Effective Date, Wyeth may in its sole discretion terminate this Agreement, in whole, at any time, for any reason or for no reason upon not less than [ * ] advance notice to Exelixis.

9.3 Material Breach. If any Party commits a Material Breach of this Agreement and such Material Breach has continued for [ * ] after written notice thereof was provided to the breaching Party by the non-breaching Party, the non-breaching Party may terminate this Agreement. Any termination shall become effective at the end of such [ * ] period unless the breaching Party has cured any such breach prior to the expiration of the [ * ] period.

9.4 Effect of Termination or Expiration.

(a) Upon termination of this Agreement by Wyeth pursuant to Section 9.2:

(i) all rights under the licenses granted under Section 2.1 shall automatically terminate and revert to Exelixis;

(ii) Wyeth shall not, for a period of [ * ] following such termination, make, have made, use, sell, have sold, offer for sale and import any Uncovered Product;

(iii) Wyeth shall, and it hereby does, grant to Exelixis a worldwide, license, with the right to sublicense, under the Wyeth Know-How and Wyeth Patent Rights and Wyeth’s interest in the Joint Patent Rights, solely to make, have made, use, sell, have sold, offer for sale and import any Product [ * ] that [ * ] and any Licensed Compound contained in any such Product. Any license granted to Exelixis under this Section 9.4(a)(iii) shall be: (a) Exclusive with respect to the composition of matter of any such Licensed Compound; (b) non-exclusive in all other respects; and (c) subject to royalties payable by Exelixis to Wyeth of [ * ] of Applicable Net Sales;

(iv) Notwithstanding the Exclusive rights granted to Exelixis in Section 9.4(a)(iii) with respect to Licensed Compounds, Wyeth retains the right under the Wyeth

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Patent Rights, the Wyeth Know-How and Wyeth’s interest in the Joint Patent Rights to make, have made, use, and test any Licensed Compound covered by the rights granted in Section 9.4(a)(iii) for Wyeth’s internal, self-funded research purposes. For the avoidance of doubt, Wyeth retains no right to sell, offer for sale or have sold or to make, have made or use for non-research purposes any Licensed Compound; and

(v) Wyeth shall: (A) to the extent available, transfer and assign to Exelixis all of Wyeth’s right, title and interest in and to all INDs, NDAs, drug dossiers, and Regulatory Approvals with respect to each Product for which Exelixis acquires a license pursuant to Section 9.4(a)(iii); and (B) to the extent not contained in an IND or NDA for a Product for which Exelixis acquires a license pursuant to Section 9.4(a)(iii), transfer to Exelixis the following information relating to each Licensed Compound for which Exelixis acquires a license pursuant to Section 9.4(a)(iii), to the extent available: [ * ].

Except as expressly provided in this Section 9.4(a), no provision of this Agreement shall be construed to grant any express or implied license or other right to Exelixis with regard to any Patent, Regulatory Approval or other intellectual property right Controlled by Wyeth or any Wyeth Affiliate. The rights provided to Exelixis under this Section 9.4(a) shall be Exelixis’ sole and exclusive remedy for Wyeth’s termination of this Agreement pursuant to Section 9.2.

(b) If Exelixis is entitled to terminate this Agreement pursuant to Section 9.3, Exelixis may elect, in its sole discretion:

(i) to terminate this Agreement, in which case, all rights under the licenses granted in Section 2.1 shall automatically terminate and revert to Exelixis and Exelixis shall be entitled to such damages and other remedies as it may have as a result of the Material Breach by Exelixis; or

(ii) to terminate this Agreement and accept as its sole and exclusive remedies for Wyeth’s breach of this Agreement, other than Wyeth’s breach of its payment obligations pursuant to Article 4 or its confidentiality obligations pursuant to Article 5, the following:

(1) all rights under the licenses granted under Section 2.1 shall automatically terminate and revert to Exelixis;

(2) Wyeth shall not at any time following such termination, make, have made, use, sell, have sold, offer for sale and import any Uncovered Product;

(3) Wyeth shall, and it hereby does, grant to Exelixis a worldwide, license, with the right to sublicense, under the Wyeth Know-How and Wyeth Patent Rights and Wyeth’s interest in the Joint Patent Rights, solely to make, have made, use, sell, have sold, offer for sale and import any Product [ * ] that [ * ] and any Licensed Compound contained in any such Product. Any license granted to Exelixis under this Section 9.4(b)(ii)(3) shall be: (A) Exclusive with respect the composition of matter of any such Licensed Compound, and (B) non-exclusive in all other respects;

(4) Notwithstanding the Exclusive rights granted to Exelixis in

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Section 9.4(b)(ii)(3) with respect to Licensed Compounds, Wyeth retains the right under the Wyeth Patent Rights, the Wyeth Know-How and Wyeth’s interest in the Joint Patent Rights to make, have made, use, and test any Licensed Compound covered by the rights granted in Section 9.4(b)(ii)(3) for Wyeth’s internal, self-funded research purposes. For the avoidance of doubt, Wyeth retains no right to sell, offer for sale or have sold or to make, have made or use for non-research purposes any Licensed Compound; and

(5) Wyeth shall: (A) to the extent available, transfer and assign to Exelixis all of Wyeth’s right, title and interest in and to all INDs, NDAs, drug dossiers, and Regulatory Approvals with respect to each Product for which Exelixis acquires a license pursuant to Section 9.4(b)(ii)(3); and (B) to the extent not contained in an IND or NDA for a Product for which Exelixis acquires a license pursuant to Section 9.4(b)(ii)(3), transfer to Exelixis the following information relating to each Licensed Compound for which Exelixis acquires a license pursuant to Section 9.4(b)(ii)(3), to the extent available: [ * ].

Except as expressly provided in this Section 9.4(b), no provision of this Agreement shall be construed to grant any express or implied license or other right to Exelixis with regard to any Patent, Regulatory Approval or other intellectual property right Controlled by Wyeth or any Wyeth Affiliate.

(c) If Wyeth is entitled to terminate this Agreement pursuant to Section 9.3, Wyeth may elect, in its sole discretion:

(i) to terminate this Agreement, in which case, all rights under the licenses granted in Section 2.1 shall automatically terminate and revert to Exelixis and Wyeth shall be entitled to such damages and other remedies as it may have as a result of the Material Breach by Exelixis; or

(ii) to convert its license under Section 2.1 to a permanent and irrevocable license subject only to Wyeth’s continuing obligation to pay royalties to Exelixis at the rates and as provided in Article 4 but not beyond the date on which Wyeth’s royalty payment obligations would otherwise expire, on a country-by-country basis, pursuant to Section 4.5, provided that Wyeth shall be entitled to set off up to [ * ] of its continuing royalty obligations against [ * ], and further provided that [ * ].

(d) Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination or expiration or preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of, or default under, this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to specific performance as a partial remedy for any such breach.

9.5 Survival. The following provisions of this Agreement shall survive expiration or termination of this Agreement for any reason: [ * ].

9.6 Right to Publish Findings. Notwithstanding any provision of this Article 9 to

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

the contrary, and subject to the provisions of Section 5.5, Wyeth reserves the right to publish and present the results of [ * ] for a period of [ * ] following termination of this Agreement; provided, however, that in any event Wyeth agrees to provide Exelixis the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which contain such results at least [ * ] days prior to its intended submission for publication and agrees to revise such proposed publication to take into account all reasonable comments provided by Exelixis within such thirty-day period and/or to delay such publication for up to [ * ] days if needed to secure any additional Patent protection with respect to any Licensed Compound licensed to Exelixis under Section 9.4(a)(iii) or 9.4(b)(ii)(3).

10. MISCELLANEOUS

10.1 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of the Agreement (except as described in Section 10.3), the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the CEO of Exelixis and the President – Wyeth Pharmaceuticals of Wyeth or their designees. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [ * ] after such notice, such officers of the Parties shall meet for attempted resolution by good faith negotiations. If such officers are unable to resolve such dispute within thirty [ * ] of their first meeting for such negotiations, either Party may seek to have such dispute resolved in any United States federal or state court of competent jurisdiction and appropriate venue.

10.2 Governing Law. Resolution of all disputes arising out of or related to the Agreement or the performance, enforcement, breach or termination of the Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules applying a different law.

10.3 Patents and Trademarks. Notwithstanding anything to the contrary in this Agreement, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of any Product or of any trademark rights related to any Product shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

10.4 365(n) of Bankruptcy Code. All rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement, including Section 2.1 hereof, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). Exelixis agrees not to interfere with Wyeth’s and Affiliates of Wyeth’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Wyeth and Affiliates of Wyeth to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for Wyeth or Affiliates of Wyeth to exercise such rights and licenses in accordance with this Agreement. The Parties hereto acknowledge and agree that [ * ] do not [ * ].

10.5 Entire Agreement; Amendments. This Agreement sets forth the complete, final

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. The Parties hereby agree to terminate the Wyeth Non-Disclosure Agreement by mutual consent, and to have this Agreement supersede such Wyeth Non-Disclosure Agreement.

10.6 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Exelixis or Wyeth from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

10.7 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

10.8 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:	Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083
Attention: SVP, Patents and Licensing

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Robert L. Jones, Esq.

For Wyeth:	Wyeth Pharmaceuticals
500 Arcola Road
Collegeville, Pennsylvania 19426
Attn: Senior Vice President, Corporate Business Development

with a copy to:	Wyeth
5 Giralda Farms
Madison, New Jersey 07940
Attn: Executive Vice President and General Counsel

10.9 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Agreement Products.

10.10 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.10 shall be null and void and of no legal effect.

10.11 Electronic Data Interchange. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or “EDI”) in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.

10.12 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.13 Severability. If any one (1) or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

10.14 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

10.15 Construction of this Agreement. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement will be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

10.16 Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be an original and both of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, each of which shall be binding when received by the applicable Party.

Signature Page Follows

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, Exelixis and Wyeth have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

EXELIXIS, INC.

By:	/s/ George A. Scangos, PhD
Name:	George A. Scangos
Title:	President and Chief Executive Officer

X-CEPTOR THERAPEUTICS, INC.

By:	/s/ George A. Scangos, PhD
Name:	George A. Scangos
Title:	President

WYETH ACTING THROUGH ITS
WYETH PHARMACEUTICALS DIVISION

By:	/s/ Mark L. Lee
Name:	Mark L. Lee
Title:	Senior VP, Business Development, and
Chief Licensing Officer

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 1.17

WYETH DEVELOPMENT TRACK BASELINE CRITERIA

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 1.25

EXISTING COMPOUNDS

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2

EXHIBIT 1.38

LICENSED COMPOUND PATENT RIGHTS

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EXHIBIT 3.6

TECHNOLOGY TRANSFER

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EXHIBIT 3.8

FORM OF ANNUAL REPORT

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[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 5.4

PRESS RELEASE

For Immediate Release
Contact:
Charles Butler
Director,
Corporate Communications
Exelixis, Inc.
(650) 837-7277
cbutler@exelixis.com

Exelixis and Wyeth Sign License Agreement Related to

Novel Treatments for Metabolic and Liver Diseases

South San Francisco, CA – December 21, 2005 – Exelixis, Inc. (Nasdaq: EXEL) today announced that it signed a license agreement with Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE) related to compounds targeting the farnesoid X receptor (FXR), a nuclear hormone receptor implicated in a variety of metabolic and liver disorders. Under the terms of the agreement, Exelixis will receive a $10 million upfront payment and may also receive up to an additional $147.5 million in development and commercialization milestone payments as well as royalties on the sale of products commercialized under the collaboration. Wyeth will be responsible for all further preclinical and clinical development, regulatory, manufacturing and commercialization activities for the compounds.

“This transaction with Wyeth is a further demonstration of the quality of our drug discovery programs. It provides Exelixis with $10 million in near-term capital to help support the ongoing development of our promising pipeline of cancer therapies, and allows us to share in the future value of the FXR program through milestones and royalties” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “Wyeth, with its strong commitment to building a leading presence in metabolic diseases, is an ideal organization to take on the development of the FXR program.” continued Scangos.

“This collaboration complements our growing pipeline and overall strategy of discovering and developing new treatments for patients with abnormal lipid metabolism that is associated with the development of cardiovascular and metabolic diseases” said George P. Vlasuk, Ph.D., vice president of cardiovascular and metabolic disease research at Wyeth Pharmaceuticals. “The role of the FXR nuclear receptor in several key biochemical steps involved in maintaining the balance of various lipids through the regulation of bile acid synthesis makes it an attractive drug development target for several high need clinical indications. We look forward to bringing this exciting class of FXR modulators to the clinic in the near future”

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

About the Exelixis FXR Program

FXR is a member of the nuclear hormone receptor superfamily and functions as a receptor for bile acids. Regulation of FXR with endogenous ligands, such as chenodeoxycholic acid, leads to a series of transcriptional responses that regulate triglyceride, cholesterol and bile acid metabolism. Exelixis has developed a series of potent, selective synthetic FXR ligands that lower triglycerides and improve the cholesterol profile in animal models of dyslipidemia and atherosclerosis. Furthermore, in animal models of liver disorders, these compounds are also highly effective in blocking disease progression. The lead compounds have a very favorable pharmacokinetic and safety profile. These data suggest that synthetic FXR ligands may be more promising therapeutics for the therapy of metabolic syndrome and liver disease. The license agreement with Wyeth covers several small-molecule compounds that have been shown in preclinical studies to modulate the activity of FXR. Exelixis gained rights to FXR through the acquisition of X-Ceptor Therapeutics, Inc. in October 2004.

ABOUT EXELIXIS

Exelixis, Inc. is a biotechnology company dedicated to the discovery and development of novel therapeutics that will potentially enhance the care and lives of patients with cancer and other serious diseases. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis’ development pipeline covers cancer and metabolism and is comprised of the following compounds: XL119 (becatecarin), for which a multinational Phase III clinical trial in bile duct tumor is ongoing and which has been exclusively licensed to Helsinn Healthcare S.A. with rights to reacquire commercial rights for North America; XL784, which is being advanced as a treatment for renal disease and will enter Phase II early in 2006; XL999, an anticancer compound, currently in Phase II clinical trials for a variety of solid tumors; XL647, XL880, XL820, XL844 and XL184, anticancer compounds currently in Phase I clinical trials; and multiple compounds in preclinical development for diseases including cancer and various metabolic and cardiovascular disorders. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies including GlaxoSmithKline (GSK) and Bristol-Myers Squibb Company. Pursuant to a product development and commercialization agreement between Exelixis and GSK, GSK has the option, after completion of Phase IIa clinical trials by Exelixis, to elect to develop a certain number of compounds in Exelixis’ product pipeline, which may include XL784 and the cancer compounds identified in this press release (other than XL119), thus potentially triggering milestone payments and royalties from GSK and co-promotion rights by Exelixis. For more information, please visit the company’s web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation all statements related to the discovery, development and commercializing of therapies targeted against FXR under the license agreement as well as related payments; the therapeutic and commercial potential of XL119, XL784, XL647, XL999, XL880, XL820, XL844 and XL184, other compounds in the Exelixis preclinical pipeline and its program in metabolic diseases. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “slated,” “goal” and

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that products candidates that appeared promising in early research do not demonstrate safety or efficacy in clinical trials, the ability of the company to successfully conduct the clinical trials for XL119, XL784, XL647, XL999, XL880, XL820, XL844 and XL184; the ability of the company to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended September 30, 2005 and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks. Spectrum Selective Kinase Inhibitor is a trademark of Exelixis, Inc.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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